Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-68090

PROSPECTUS SUPPLEMENT NO. 6

               $550,000,000 Aggregate Principal Amount at Maturity
Liquid Yield Option(TM)Notes Due 2021 (Zero Coupon--Subordinated) and Shares of
       Common Stock Issuable Upon Conversion and/or Purchase of the LYONs

      This prospectus supplement supplements the prospectus dated November 21, 2001 of Vishay Intertechnology, Inc. as supplemented by prospectus supplements dated December 10, 2001, January 4, 2002, March 4, 2002, May 7, 2002 and June 25, 2002. The prospectus relates to the sale by certain of our security holders of up to $550,000,000 aggregate principal amount at maturity of the Liquid Yield Option Notes ("LYONs") of Vishay and the shares of common stock issuable upon conversion and/or our re-purchase of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

      The table in the "Selling Securityholders" section on pages 38 and 39 of the prospectus is hereby supplemented by the addition of the following information regarding the selling security holders listed below.

      The table of Selling Securityholders contained in the prospectus is hereby amended as follows.


                       Aggregate
                       Principal
                        Amount at                       Number of      Percentage of
                       Maturity of    Percentage of   Common Shares     Shares of
                     LYONs that May      LYONs         that May Be     common stock
Name                    Be Sold        Outstanding       Sold (1)     Outstanding (2)
---------------------------------------------------------------------------------------

St. Thomas
Trading, Ltd. (3)     $ 5,816,000          1%            102,761           *%

Man Convertible
Bond Master
Fund, Ltd. (3)        $ 3,544,000         *%              62,618           *%


*Less than one percent (1%).

--------------

(TM) Trademark of Merrill Lynch & Co., Inc.

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     17.6686 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs --Conversion Rights --Conversion Rate and Delivery of Shares of common stock" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future. Does not include shares of common stock that may be issued by us upon purchase of LYONs by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i)of the Exchange Act, using 144,279,735 shares of common stock outstanding as of August 5, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include shares of common stock that may be issued by us upon our purchase of LYONs at the option of the holder.

(3) Formerly an affiliate of Kentfield Trading Ltd., which was listed as a Selling Securityholder in the prospectus. Due to an internal reorganization of the entities controlled by Kentfield Trading Ltd., a portion of the LYONs listed as beneficially owned by Kentfield Trading Ltd. in the prospectus are now beneficially owned by this entity.


INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is August 7, 2002